Exhibit 10.43

WATERS CORPORATION

2012 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT dated as of [            ] between Waters Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), and [            ] (the “Participant” or “you”), an employee of Waters Corporation.

1.    Grant of Award. Pursuant and subject to the Company’s 2012 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company hereby grants to the Participant an award (the “Award”) consisting of a target number of [            ] Performance Units (the “Target Award” and such Performance Units, the “PSUs”). Each PSU represents the conditional right to receive, without payment but subject to the terms, conditions and limitations set forth in this Agreement and in the Plan, one share of the common stock, par value $.01 per share, of the Company (the “Stock”), subject to adjustment pursuant to Section 8 of the Plan in respect of transactions or events occurring after the date hereof. The percentage of the Target Award that may be earned by the Participant will be determined in accordance with Exhibit A hereto. The date of grant (the “Grant Date”) of this Award is [            ].

2.    Earned PSUs. The PSUs shall become “Earned PSUs” following the end of the Performance Period to the extent earned in accordance with the performance criteria set forth on Exhibit A (the “Performance Criteria”), subject to the Compensation Committee determining, in its sole discretion, the achievement of the Performance Criteria.

3.    Vesting of Earned PSUs; Termination of Employment. No portion of the Award is vested as of the date hereof. The Earned PSUs (if any) shall vest in full on March 1, 2023 (the “Vesting Date”), subject to your continuous employment through this date, or such earlier time as set forth in Section 4 below. Notwithstanding the foregoing, in the event of a termination of your employment due to your Retirement after the first anniversary of the Performance Period Start Date (a “Qualifying Retirement”) or your death, in either case, prior to the Vesting Date and prior to a Change of Control, the PSUs shall not terminate upon such termination and shall instead remain outstanding and eligible to become Earned PSUs in accordance with the terms of this Agreement and to vest on the Vesting Date. The number of Earned PSUs, if any, will be prorated based on the number of the days that have elapsed in the Performance Period from the Performance Period Start Date (as defined in Exhibit A) to the date of such termination of employment.

4.    Change of Control. Notwithstanding anything contained in Section 9 of the Plan to the contrary:

(a)

If, prior to the Performance Period End Date (as defined in Exhibit A), a Change of Control occurs, to the extent the PSUs are outstanding immediately prior to such Change of Control, the PSUs shall be deemed earned assuming the Performance Criteria have been achieved at target levels and the number of Earned PSUs shall be equal to the number of PSUs subject to the Target Award. The Earned PSUs shall continue to vest based solely on time and shall vest on the Vesting Date, subject to your remaining in continuous employment through such date, except as otherwise provided in Section 4(b)-(d) below.

(b)

If (A) in connection with a Change of Control described in subsection (a) above the Earned PSUs are assumed or continued, or a new award is substituted for the Earned PSUs, by the acquiror or survivor (or an affiliate of the acquiror or survivor), (B) you remain continuously employed through the date of the Change of Control, and (C) your employment is terminated by the Company without Cause or by you for Good Reason, in either case, within eighteen (18) months following the Change of Control, the Earned PSUs will automatically vest in full upon such termination of employment.

(c)

If, in connection with a Change of Control described in subsection (a) above, the Earned PSUs are not assumed or continued, or a new award is not substituted for the Earned PSUs, by the acquiror or survivor (or an affiliate of the acquiror or survivor), the Earned PSUs will automatically vest immediately prior to, but subject to the consummation of, the occurrence of such Change of Control and the Company shall deliver to you any shares in respect of Earned PSUs in a manner that will allow you to participate in the Change of Control on the same basis as other shareholders.

(d)

In the event a Change of Control occurs following a termination of your employment due to a Qualifying Retirement or your death and prior to the Performance Period End Date, (i) the PSUs shall become Earned PSUs as provided for in Section 4(a) above (prorated, for the avoidance of doubt, in accordance with Section 3 above (based on the original Performance Period, without regard to the Change of Control)), (ii) the Earned PSUs will automatically vest in full immediately prior to, but subject to the consummation of, the occurrence of such Change of Control, and (iii) the Company shall deliver to you any shares in respect of Earned PSUs in a manner that will allow you to participate in the Change of Control on the same basis as other shareholders.

5.    Delivery of Shares. Shares in respect of Earned PSUs that have become vested will be delivered to you as soon as practicable following vesting, but in any event no later than the March 15th following the date the Earned PSUs become vested hereunder (or any earlier date, after vesting, required to avoid characterization of this Award as non-qualified deferred compensation under Section 409A of the Code). In connection with the delivery of shares of Stock in respect of Earned PSUs, par value will be deemed paid for each share by past services rendered by you.

6.    Duration of Award and Termination of Employment. This Award will expire upon the earlier of (i) the delivery of shares of Stock in respect of all vested and Earned PSUs granted pursuant to this Agreement or (ii) a termination of your employment with the Company and its Affiliates for any reason other than a Qualifying Retirement or death as provided in Section 3 above.

7.    Transfer of Awards. You may not transfer this Award except by will or the laws of descent and distribution.

8.     Required Holding Period for Shares. Any shares of Stock delivered to you in respect of Earned PSUs (after giving effect to the withholding of shares of Stock as contemplated by Section 12 below) may not be transferred, sold, hypothecated or otherwise disposed of for a period of [twelve (12)]1[twenty-four (24)]2 months following the Vesting Date; provided, however, that this restriction shall not apply following your death or in connection with or following a Change of Control.

9.    Incorporation of Plan Terms. Except as expressly provided herein, this Award is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the provision for acceleration of vesting of this Award set forth in Section 8 (Adjustment Provisions) and the limitations on the Company’s obligation to deliver shares of Stock upon settlement set forth in Section 10 (Settlement of Awards). Except as expressly provided herein, in the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.

10.    Definitions. For purposes of this Award, the following terms have the following meanings:

[1]	Note to Draft: For all employees except CEO.
[2]	Note to Draft: For CEO.

(a)

“Cause” shall mean, except as otherwise set forth in an employment or other individual agreement between you and the Company (it being understood that such other definition of “Cause” that is set forth in any such employment agreement or other individual Agreement shall control instead of this definition for so long as such employment agreement or other individual agreement is in effect):

(i)	the conviction of you by a court of competent jurisdiction of, or the pleading of guilty or nolo contendere to, any felony or any crime involving moral turpitude;

(ii)

gross negligence, breach of fiduciary duty, breach of any non-competition, non-solicitation or developments agreement or covenant in favor of the Company or material breach of any confidentiality agreement or covenant in favor of the Company;

(iii)

you shall have willfully and continually failed to substantially perform your duties with the Company after a written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties pursuant to the disciplinary procedures of the Company, and such failure of substantial performance shall have continued for a period of thirty (30) days after such written demand;

(iv)	you have been chronically absent from work (excluding vacations, illnesses or leaves of absences);

(v)	the commission by you of an act of fraud, embezzlement or misappropriation against the Company; or

(vi)	you shall have refused, after explicit notice, to obey any lawful resolution or direction by the Board which is consistent with your duties as an officer of the Company.

(b)

“Good Reason” shall mean, except as otherwise set forth in an employment or other individual agreement between you and the Company (it being understood that such other definition of “Good Reason” that is set forth in any such employment agreement or other individual agreement shall control instead of this definition for so long as such employment agreement or other individual agreement is in effect, the occurrence (without your express written consent) of one or more of the following events following a Change of Control, as the case may be:

(i)	a material diminution in your authority, duties, responsibilities or reporting lines from your authority, duties, responsibilities or reporting lines immediately prior to the Change of Control;

(ii)

a material reduction in your base salary (other than that which results in a base salary reduction of no more than ten percent (10%) in the aggregate from your highest base salary and is proportional to reductions of other senior executives) or target annual bonus opportunity;

(iii)

a material change in your place of business (provided, however, that travel for business purposes consistent with past practices shall not be considered a change in the place of business for the purpose of this clause (iii)); or

(iv)	a material breach by the Company of any agreement under which you provide services to the Company, or any plan of incentive compensation;

provided, that the occurrence of any of the events listed in clauses (i) through (iv) shall not constitute “Good Reason” (x) unless you shall have given notice of the event to the Company within ninety (90) days after it first existed, (y) the Company shall have failed to remedy the condition within thirty (30) days after the notice, and (z) you actually terminate employment within thirty (30) days after the expiration of the Company’s cure period.

(c)

“Retirement” shall mean your termination of employment (other than for Cause or your voluntary resignation at a time when Cause exists) (i) at any time after you have reached age sixty (60) with ten (10) years of service to the Company and its subsidiaries and (ii) with the intention of concluding your working or professional career.

11.    Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

12.    Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or the vesting or settlement of this Award or upon your sale or other disposition of shares of Stock. You should rely on your own tax advisors for such advice. By accepting this Award, you hereby acknowledge and agree that the Company will hold back that number of whole shares of Stock otherwise deliverable to you under this Award having a Market Value sufficient to satisfy the statutory minimum withholding amount applicable to the shares delivered under this Award, with the Company accepting a payment in cash or by check to the extent of any withholding amounts not satisfied by such withholding of shares. Nothing in the preceding sentence shall be construed as relieving the you of any liability for satisfying your tax obligations with respect to this Award and you authorize the Company and its subsidiaries to withhold any such amounts from any amounts otherwise owed to you.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

WATERS CORPORATION

By:    Christopher J. O’Connell

Title: Chairman and Chief Executive Officer

EMPLOYEE

Electronic Signature of Participant